UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 13, 2005

Cabot Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5667	04-2271897
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Two Seaport Lane, Suite 1300, Boston, Massachusetts		02210-2019
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	617-345-0100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As has been previously disclosed, since July 2004, the Sons of Gwalia Ltd. and Cabot Corporation ("Cabot") have been in arbitration before the London Court of International Arbitration to determine the price at which Cabot will purchase tantalum ore under a long-term supply contract between the parties. In August 2003, Cabot exercised its option to extend this contract for a five year period commencing January 1, 2006. Although the contract contains provisions for determining the price at which Cabot will purchase ore during the period of the extension, Cabot and the Sons of Gwalia are not in agreement as to the application of those provisions and the Sons of Gwalia filed the Request for Arbitration pursuant to the terms of the contract. Arbitration hearings took place in September and October 2005 and no decision has been rendered. Since the hearings concluded in October, Cabot has received numerous inquiries concerning the possible outcomes of the arbitration. There are a number of matters in dispute, and the arbitrator could find in favor of Cabot on certain of these matters while finding in favor of the Sons of Gwalia on others. However, if the arbitrator finds fully in favor of the Sons of Gwalia on all matters in dispute, Cabot would be obligated to buy tantalum ore under the extended contract at prices that could increase its annual ore costs by approximately US $35 million in calendar year 2006. If the arbitrator finds fully in Cabot’s favor on all matters in dispute in the arbitration, Cabot’s calendar year 2006 ore costs could decrease by approximately US $11 million. For contract years after 2006, the price payable may be subject to a number of factors and it is, therefore, difficult to project a range of difference for future periods. The parties also continue to negotiate a commercial resolution to their dispute. If the parties do not resolve this matter through a negotiated settlement, Cabot expects an arbitrated decision to be issued during the first quarter of calendar year 2006. Due to the nature of the market for tantalum ore, it is difficult to compare an arbitrated or negotiated price for significant volumes of ore over an extended period with spot market prices.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the potential impact that the outcome of the dispute between the Sons of Gwalia and Cabot could have on the price at which Cabot will be required to purchase ore from the Sons of Gwalia under a long-term supply agreement between the parties. These statements are not guarantees of the range of possible outcomes in the dispute, and the actual outcome and its impact on the prices at which Cabot will purchase ore from the Sons of Gwalia under the supply contract could differ materially from what is expressed in the forward-looking statements. The forward-looking statements contained in this Current Report speak only as of the date hereof, December 13, 2005, and Cabot undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cabot Corporation

December 13, 2005	By:	/s/ Kennett F. Burnes

Name: Kennett F. Burnes
Title: Chairman of the Board, President and Chief Executive Officer